Exhibit 99.1

AMCOL International Announces Changes to Executive Leadership

HOFFMAN ESTATES, IL--(Marketwired - Nov 18, 2013) - The Board of Directors of AMCOL International Corporation (NYSE: ACO) has appointed Gary L. Castagna to the position of Executive Vice President and Chief Operating Officer of AMCOL effective January 1, 2014. Mr. Castagna has been with the Company for more than 23 years. He has served as Senior Vice President of the Company and President of our Performance Materials segment since May 2008. Prior thereto, Mr. Castagna served as Senior Vice President and Chief Financial Officer and Treasurer of the Company. Mr. McKendrick, President and CEO, commented, "Gary has demonstrated strong leadership skills and has delivered excellent results in his current role. In his new role, he will continue to lead the Performance Materials segment and will bring his strong team building skills, along with operational and marketing expertise, to the other AMCOL segments."

Founded in 1927, AMCOL International Corporation is a leading producer and marketer of diverse specialty materials with a core expertise in minerals and polymer science. Through four business segments, Performance Materials, Construction Technologies, Energy Services, and Transportation and Logistics, AMCOL creates solutions that enhance the quality, efficiency and sustainability of its customers' products and services in a growing global marketplace. Headquartered in Hoffman Estates, Illinois, AMCOL International Corporation is a publicly owned company traded under the symbol ACO (NYSE). AMCOL's web address is www.amcol.com. AMCOL's quarterly quarter conference call will be available live today at 11 a.m. ET on the AMCOL website via webcast or by dialing 866-226-1792.

For further information contact:
Don Pearson
Vice President and CFO of AMCOL International Corporation
+1-847-851-1500